Exhibit 10.11

THOMAS DOLAN

EMPLOYMENT AGREEMENT

THIS AGREEMENT is executed effective as of the 1st day of July, 2013, by and between ANCHORBANK FSB, a federally-chartered depository financial institution having its principal office in Madison, Wisconsin (hereinafter referred to as “AnchorBank”, “Bank” or “Employer”), and THOMAS DOLAN (hereinafter referred to as the “Employee”).

W I T N E S E T H:

WHEREAS, AnchorBank is in the banking business, providing a variety of financial services, to its customers, including but not limited to, residential, commercial and consumer loans and investments services throughout the State of Wisconsin.

WHEREAS, AnchorBank wishes to assure itself of the services of the Employee for a twelve (12) month period beginning July 1, 2013 in the capacity of Executive Vice President – Chief Financial Officer and Employee wishes to serve in the employ of the Bank in such a capacity;

And

WHEREAS, the parties agree upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Position. The Employee shall serve Bank as its Executive Vice President – Chief Financial Officer and shall serve Anchor BanCorp Wisconsin, Inc. (the “Company”) as Executive Vice President, CFO and Treasurer (the Bank and Company may be referred to collectively herein as the “Employer”). The Employee hereby represents that he is not bound by any confidentiality agreements or restrictive covenants which restrict or may restrict his ability to perform his duties hereunder, and agrees that he will not enter into any such agreements or covenants during the term of his employment hereunder, except such restrictive covenants or confidentiality agreements as are required by the Bank and/or Company. The Employee shall report to the Chief Executive Officer (CEO), Chris Bauer. The effective date for purposes of this Agreement is July 1, 2013.

2. Duties. Employee shall devote his full business and professional time and attention to the performance of his duties and responsibilities hereunder. The Employee shall perform such duties as providing professional, technical and analytical assistance on behalf of the Bank and Company in the areas of finance and information services, oversight of Regulatory capital adequacy, capital and strategic financial planning, asset/liability management, serving as chief investment officer, providing review and analysis of financial statements, preparing reports and projections, timely filing of financial and regulatory reports, and oversight of accounting and financial information departments and systems. Employee’s duties shall also include oversight of personnel in the departments assigned to him and recommending to the CEO policies and procedures intended to enhance the Bank’s and Company’s financial and accounting processes. Employee is to report to and meet with the CEO and with the Board of Directors as requested.

3. Location of Performance of Duties. It is anticipated that Employee will perform his job duties at the corporate offices located in Madison, Wisconsin, except to the extent his duties may from time to time require his presence at branch offices or other locations.

4. Conduct. The Employee shall at all times during his employment:

4.1 Observe and conform to all federal, state and local laws;

4.2 Comply with all Bank employment policies applicable to employees, including the Bank’s then-current Employee Handbook (the “Employee Handbook”);

4.3 Accept and carry out all reasonable directions and orders of the CEO, his designee and/or the Board of Directors;

4.4 Otherwise act in a professional manner, setting the example of excellence to the workforce, government officials and agencies, and community.

5. Reports. The Employee shall prepare any reports as requested by the CEO and/or his designee and/or the Board of Directors on a timely basis.

6. Term of Employment and Compensation.

6.1 Term of Employment. The Bank shall employ Employee for a period of one (1) year, commencing on July 1, 2013 and ending on June 30, 2014, except as otherwise provided.

6.2 Salary. The Employee’s salary shall be $432,000.00 per annum, payable by the Bank at the rate of $36,000.00 per month in accordance with the Bank’s normal payroll procedures; provided, however, that such amount may be prorated between the Bank and Company in such proportion as may be determined by their Boards of Directors to appropriately reflect the allocation of Employee’s time between them.

6.3 EESA/ARRA. The Agreement is intended to comply with rules and regulations pertaining to executive compensation under the Emergency Economic Stabilization Act of 2008 (EESA), as amended by the American Recovery and Reinvestment Act of 2009 (the ARRA) and any amendments thereto and regulations which may have impact on the Agreement, including those regulations which became effective upon issuance by the U.S. Department of Treasury as 31 C.F.R. Part 30 on or about June 15, 2009 (the “Regulations”). Effective during the period in which any obligation of the Company arising from financial assistance provided under the United States Treasury’s Troubled Assets Relief Program (TARP) remains outstanding (but not including any period during which the Federal Government only holds warrants to purchase common stock of the Company), such that the Company is subject to Section 111 of EESA (the “TARP Participation Period”), Employers shall not, and shall not be obligated to, pay or accrue any bonus, retention award or incentive compensation or make any payment for Employee’s departure from the Employers for any reason (except for payments for services performed or benefits accrued) to or for Employee to the extent prohibited by Section 111 of EESA or the Regulations. If in the opinion of tax or regulatory counsel selected by Employer and acceptable to Employee, it is necessary to limit or reduce Employee’s compensation pursuant to this Section 6.3, the Bank shall take all reasonable steps to restructure this

Agreement and Employee’s compensation and benefits in a manner intended to compensate the Employee according to the original provisions and intent of this Agreement. This restructuring may, to the extent permissible under EESA and/or the Regulations, include (a) delaying payments during the TARP Participation Period to a time when the Bank is no longer subject to Section 111 of EESA, or (b) implementing payments or programs not originally contemplated by the parties. If in the opinion of such counsel there are payments or amounts not capable of restructuring, such amounts or payments shall be deemed waived by Employee and Employee agrees to accept such waiver; provided, however, that if Employee believes such opinion to be incorrect, (A) the Bank shall pay to the Employee the maximum amount of payments and benefits which such opinion indicates there is a high probability do not result in any such payment and benefits being in violation of EESA and/or the Regulations, and (B) the Bank may request, and Employee shall have the right to demand, that Employers request a ruling from the IRS or other applicable regulatory authority as to whether the disputed payments have such consequences. Any such request for a ruling shall be promptly prepared and filed by the Bank, but in no event later than thirty (30) days from the date of the Employee’s request as referred to above, and shall be subject to Employee’s approval prior to filing, which shall not be unreasonably withheld. The Bank and Employee agree to be bound by any ruling received and to make appropriate payments to each other to reflect the impact of EESA and the Regulations on payments made or to be made as reflected by such rulings, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

In the event the Bank ceases to be subject to ARRA and/or Section 111 of EESA and the Regulations for any reason, any limitations on amounts or payments to Employee imposed by this Section 6.3 shall cease to be effective. The parties to this Agreement recognize that further regulations under AARA and EESA, in addition to the Regulations, may affect the amounts that may be paid under this Agreement and agree that, upon issuance of any such further regulations this Agreement may be modified as is in good faith deemed necessary in light of the provisions of such regulations to achieve the intent and purposes of this Agreement, and that consent to such modifications shall be unreasonably withheld.

7. Expense Reimbursement. During the term of this Agreement, the Bank shall reimburse the Employee for all reasonable and necessary out-of-pocket expenses incurred, such as, mileage for commuting at the IRS approved rate, lodging, meals and other job and travel-related expenses or other expense as determined by the Bank with the Bank’s prior written approval, by the Employee in connection with the performance of his duties hereunder, upon the presentation of proper accounts therefore in accordance with the Bank’s policies. Such reimbursement will be due within ten (10) days after the Bank’s receipt of Employee’s request for reimbursement.

8. Benefits. During the term of this Agreement, the Employee shall be entitled to the employee benefits as provided in the Employee Handbook, dated October 1, 2009 and as updated by Employers from time to time. Employee, if she satisfies the conditions for eligibility, will be eligible to receive such other benefits that are available to employees with the similar job title and job classification as Employee, including stock options and restricted stock as is authorized and approved by the Board of Directors.

9. Termination of Employment. Employee’s employment may be terminated by the Bank or Employee before the end of the term of the Agreement, as follows:

(a)	By Bank. Employee can be terminated by the Bank’s Board of Directors or CEO at any time by written notice during the term of this Agreement for “Cause” or for any other reason. For purposes of a termination for Cause, Cause shall mean any termination because of Employee’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease and desist order, or material breach of any provision of this contract. Should Employee be terminated for Cause under this provision, Employee will not be eligible to receive any further compensation or benefits for any period after such termination.

(b)	By Employee Resignation. If Employee voluntarily resigns from the Bank, Employee agrees to give at least thirty (30) days written notice to the Bank. Employee agrees to continue to provide services consistent with the terms of this Agreement throughout the thirty (30) day notice period and also to work with the Bank, CEO, and any person designated by the CEO as a replacement for Employee to (i) wind up those matters with which Employee is involved which are capable of resolution within the notice period, and (ii) assist in the training of a replacement and in the transitioning of those matters not capable of being wound up within the notice period. In consideration of continuing to provide such services, together with providing assistance in winding up and transitioning of matters and contingent upon Employee providing the same for thirty (30) days or for any longer period as agreed upon, the Bank agrees to pay Employee an amount equal to his salary for the period for which such services were provided.

(c)	Suspension or Termination Required by the OCC or FDIC.

(A) If Employee is suspended and/or temporarily prohibited from participating in the conduct of the Employers’ affairs by a notice served under Section 8(e)(3), or Section 8(g)(1), of the Federal Deposit Insurance Act [12 U.S.C. § 1818(e)(3) and (g)(l)], the Bank’s obligations under the Agreement shall be suspended as of the date of service of the notice unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank shall (i) pay Employee all of the compensation withheld while their obligations under this Agreement were suspended, and (ii) reinstate such obligations as were suspended.

(B) If Employee is removed and/or permanently prohibited from participating in the conduct of the Employers’ affairs by an order issued under Section 8(e)(4) or Section 8(g)(1) of the Federal Deposit Insurance Act [12 U.S.C. § 1818(e)(4) or (g)(1)], all obligations of the Bank under the Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(C) If the Bank is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act [12 U.S.C. 1813 (x)(1)], all obligations under the Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the Employee.

(D) All obligations under the Agreement shall be terminated, except to the extent determined that continuation of the contract is necessary for the Employers’ continued operations (i) by the Comptroller of the Currency (the “Comptroller”), or the Comptroller’s designee at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Employers under the authority contained in Section 13(c) of the Federal Deposit Insurance Act or (ii) by the Comptroller or the Comptroller’s designee, at the time it approves a supervisory merger to resolve problems related to operation of the Employers or when the Employers are determined by the Comptroller to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

(E) In the event that 12 C.F.R. § 163.39, or any successor regulation, is repealed, this Section 9(c) shall cease to be effective on the effective date of such repeal. In the event that 12 C.F.R. § 563.39, or any successor regulation, is amended or modified, this Agreement shall be revised to reflect the amended or modified provisions if: (1) the amended or modified provision is required to be included in this Agreement; or (2) if not so required, the Employee requests that the Agreement be so revised.

10. Confidential Information.

10.1 Non-Disclosure. Employee acknowledges that AnchorBank is engaged in a highly competitive industry which draws customers primarily from the local communities both in and surrounding the locations of its corporate and branch offices throughout the State of Wisconsin. AnchorBank has a proprietary interest in its information, including without limitation, data and plans pertaining to marketing/strategic/business planning, pricing information, training, and personnel information, all of which are highly confidential and/or constitute trade secrets. Employee further acknowledges that AnchorBank obtains and compiles, at significant expense, highly sensitive customer information, including, but not limited to, customer names, addresses, telephone numbers, social security numbers, account numbers, and asset and/or investment information, such as name, nature and amount of assets, date of transactions and other such information and that AnchorBank has developed and implemented comprehensive security measures to protect such information from unauthorized disclosure, which are required under federal, specifically, the Gramm Leach Bliley Statute, and implementing regulations, known as Regulation P – Privacy of Consumer Financial Information.

10.2 Employee acknowledges that such confidential and proprietary information is contained at AnchorBank’s offices, in AnchorBank’s computer network systems, and other electronic communication devices which Employee may be given access.

10.3 Employee acknowledges that such confidential and proprietary information is owned and shall continue to be owned by AnchorBank. Except as provided in this Section 10, Employee agrees:

10.3.1 During the term of his employment and for a period of one (1) year after such employment terminates, not to use such information for any purpose whatsoever or to divulge such information to any person other than AnchorBank or persons to whom AnchorBank has given its consent unless such information has already become common knowledge or unless Employee is compelled to disclose it by governmental process;

10.3.2 To the extent that such information constitutes information protected by the Uniform Trade Secrets Act, Section 134.90, Wis. Stats., Employee agrees not to use or divulge such information, during the term of his employment and thereafter indefinitely, until such information is no longer protected by the foregoing statute or unless AnchorBank has given its consent;

10.3.3 To the extent that such information constitutes information protected by the Gramm Leach Bliley Statute, Employee agrees not to use or divulge customer personal information, such as, social security numbers, account numbers, and asset and/or investment information, such as name, nature and amount of assets, date of transactions and other such information, during the term of his employment and thereafter indefinitely.

10.4 Upon termination, all documents and information listed in paragraph 10.1 shall be returned to AnchorBank, unless otherwise authorized by AnchorBank. To the extent the property belongs to any other affiliate of AnchorBank, AnchorBank will forward the information to the affiliate.

10.5 Employee agrees not to make any copies of any trade secret or confidential information for use outside of AnchorBank’s office except as specifically authorized in writing by AnchorBank.

10.6 Notice of Disclosure. In the event that the Employee is required, by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process, to disclose any confidential material relating to the AnchorBank, the Employee shall provide the AnchorBank with prompt notice thereof so that the Bank may seek an appropriate protective order and/or waive compliance by the Employee with the provisions hereof; provided, however, that if in the absence of a protective order or the receipt of such a waiver, the Employee is, in the opinion of counsel for the AnchorBank or the Employee, compelled to disclose confidential material not otherwise disclosable hereunder to any legislative, judicial or regulatory body, agency or authority, or else be exposed to liability for contempt, fine or penalty or to other censure, such confidential material may be so disclosed.

10.7 Availability of Documents to Employee. In the event Employee becomes the subject of any form of regulatory action or complaint relating to his period of employment by the Employers, Employee may request access to such documents and other Bank, Company or subsidiary information as is deemed reasonably necessary by the Employee (or his counsel or representative) to Employee’s defense of such action or complaint. Employers shall determine, in their sole discretion, what documentation or information to make available; provided, however, that (i) no information or materials constituting “unpublished OTS information” under 12 C.F.R. Section 510.5 shall be provided under any circumstances except in compliance with the provisions thereof, and (ii) Employee and his counsel or representative must first agree to steps acceptable to the Employers (or to any successor to one or both of the Employers) to safeguard against unauthorized disclosure of the accessed information. Employee’s right of access pursuant to this Section 10.7 shall survive any termination of employment regardless of cause.

11. Discoveries and Inventions. Employee agrees that all inventions, designs, improvements, writings, research, analysis, and discoveries made during the term of this Agreement and pertaining to the business conducted by AnchorBank shall be the exclusive property of AnchorBank, as determined solely by AnchorBank. Employee shall assist AnchorBank in obtaining patents, trademarks, service marks and/or copyrights on all such inventions, designs, improvements, writings and discoveries deemed suitable for patent, trademark, service mark, or copyright by AnchorBank, and shall execute all documents and do all things necessary to obtain letters, patents, or copyrights, vest AnchorBank with full and exclusive title thereto, and protect the same against infringements by others.

12. Goodwill. At no time, may Employee take any action or make any statement the effect of which is intended to disparage the goodwill of the Employers or the business reputation or good name of the Employers, its officers, directors or employees, or be otherwise detrimental to the Employers.

13. Equitable Relief/Court Jurisdiction. In the event of a breach or threatened breach of this Agreement, the non-breaching party shall be entitled to pre-judgment injunctive relief or similar equitable relief (and the breaching party shall reimburse the Bank for the costs and reasonable attorneys’ fees of procuring such an injunction or relief) restraining the breaching party from committing or continuing any such breach or threatened breach or granting specific performance of any act required to be performed, without the necessity of showing any actual damage or that money damages would not afford an adequate remedy and without the necessity of posting any bond or other security. The parties also hereby consent to the jurisdiction of the Federal courts located in the Western District of Wisconsin and the state courts located in Dane County for any proceedings under this Agreement. Nothing herein shall be construed as prohibiting either party from pursuing any other remedies at law or in equity which it may have.

14. Successors and Assigns. The Employee may not assign this Agreement or any part thereof.

15. Governing Law. This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of Wisconsin applicable to contracts to be performed entirely within such State.

16. Entire Agreement. This Agreement contains all the understandings and representations between the parties hereto pertaining to the subject matter hereof and as of its effective date supersedes and replaces all undertakings and agreements, whether oral or in writing, if there be any, previously entered into by them with respect thereto.

17. Amendment. No modification, amendment or addition to this Agreement will be valid or enforceable unless it is in writing and signed by both parties.

18. Waiver. Failure to insist upon the full performance of an obligation or failure to exercise rights under this Agreement shall not constitute a waiver as to future defaults or exercise of rights.

19. Notices. All notices, demands and other communications which may or are required to be given under this Agreement must be in writing, must be given either by personal delivery or by registered or certified mail and will be deemed to have been given when personally delivered or when deposited in the mail, postage prepaid, addressed to the residence of Employee or his legal representative or to the business address of the Bank, as the case may be, or to such other addresses either party may designate by written notice to the other party.

20. Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

21. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

22. Counterparts. This Agreement may be executed in counterparts, both of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

ANCHORBANK FSB

By:	/s/ Chris Bauer
Chris Bauer, Chief Executive Officer

EMPLOYEE:

/s/ Thomas Dolan
Thomas Dolan, Executive Vice President-Chief Financial Officer